Exhibit 99.1

CONTACT:

Investor Relations

703-742-5393

InvestorRelations@quadramed.com

QUADRAMED CORPORATION ANNOUNCES EFFECTIVENESS

OF ONE-FOR-FIVE REVERSE STOCK SPLIT

RESTON, VA – (June 16, 2008) — QuadraMed Corporation (Amex:QD) today announces the effectiveness of the reverse split of its common stock in the ratio of one-for-five (the “Reverse Split”). The Reverse Split was previously approved by the Company’s stockholders at the Annual Meeting of Stockholders of QuadraMed Corporation (the “Annual Meeting”) held on June 5, 2008, and subsequently approved by the Board of Directors of QuadraMed Corporation at a meeting held immediately following the Annual Meeting. The Company’s common stock will begin trading at the market opening on June 16, 2008 on a split-adjusted basis on the American Stock Exchange under its current stock symbol QD.

As previously discussed in the proxy materials for the Annual Meeting, the Company’s primary purpose for effecting the Reverse Split is to increase the market price of the Company’s common stock in order to meet the $5.00 per share minimum share price requirements for potential listing on the NASDAQ Global Market (the “NASDAQ”).

“We believe that listing on the NASDAQ is in the best interest of our stockholders,” said QuadraMed President and CEO, Keith Hagen. “Many of our competitors are listed on the NASDAQ, and we feel that the NASDAQ offers greater visibility and increased trading volume for the Company’s common stock.”

The Company has previously filed a listing application with the NASDAQ and believes that its common stock will be approved for listing in the near future, at which time the Company will de-list its common stock from the American Stock Exchange. However, there can be no assurance that the Company’s common stock will be accepted for listing on NASDAQ.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the company’s products and services is a staff of 650 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

# # #

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.